Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
R.H. Donnelley Corporation:
We consent to the use of our reports dated March 13, 2007, with respect to the consolidated balance sheet of R.H. Donnelley Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.
Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), as of December 31, 2006.
/s/ KPMG LLP
Raleigh, North Carolina
September 11, 2007